UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2020

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55617 (Commission File Number)	46-1722812 (IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

As previously announced, on October 29, 2019, Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), purchased $150 million in shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of SmartStop Self Storage REIT, Inc. (the “Company”) pursuant to a preferred stock purchase agreement between the Investor and the Company (the “Purchase Agreement”). The Investor committed to purchase up to an additional $50 million, at the Company’s option, which the Company subsequently exercised. Accordingly, on October 26, 2020, the Investor purchased the remaining $50 million in shares of Series A Preferred Stock. The Company intends to use the net proceeds from the Closings to pay down indebtedness, to finance self storage acquisitions, and for working capital or other general corporate purposes.

The terms of the Series A Preferred Stock, including the payment of dividends, liquidation preference, redemption rights, conversion rights, and negative covenants, were not affected by this closing. Accordingly, the description of such terms, as set forth in Item 1.01 of the Form 8-K filed by the Company on October 30, 2019, under the heading “Terms of the Series A Convertible Preferred Stock,” are incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSTOP SELF STORAGE REIT, Inc.
Date: October 26, 2020	By:	/s/ James R. Barry
James R. Barry
Chief Financial Officer and Treasurer